SCHEDULE 14A INFORMATION
Amendment No. 1 to Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VITRIA TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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5.	Total fee paid:

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VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on February 21, 2003

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of Vitria Technology, Inc., a Delaware corporation. The meeting will be held on Friday, February 21, 2003 at 10:00 a.m. local time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085 for the following purposes:

1.
To approve amendments to our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock and to authorize our board of directors to select and file one such amendment.

2.	To transact such other business as may properly come before the meeting or adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The board of directors has fixed the close of business on January 7, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Graham Smith
Senior Vice President, Chief Financial Officer and Secretary

Sunnyvale, California
January     , 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS
February 21, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Vitria Technology, Inc. is soliciting your proxy to vote at a special meeting of stockholders. You are invited to attend the special meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about January     , 2003 to all stockholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

Only stockholders of record at the close of business on January 7, 2003 will be entitled to vote at the special meeting. On this record date, there were 130,487,767 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on January 7, 2003 your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on January 7, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There is one matter scheduled for a vote:

•
To approve amendments to our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock and to authorize our board of directors to select and file one such amendment.

How do I vote?

You may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Vitria. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on January 7, 2003.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the amendment of our certificate of incorporation. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the special meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Vitria’s Secretary at 945 Stewart Drive, Sunnyvale, California 94085.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. “Broker non-vote” refers to a proposal for which a broker or bank does not have the authority to vote, but has the authority to vote and does vote on some proposals. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How many votes are needed to approve the proposal?

To be approved, the proposal to amend our certificate of incorporation must receive a “For” vote from holders of a majority of our outstanding shares. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding stock entitled to vote are represented by votes at the special meeting or by proxy. On the record date, there were 130,487,767 shares outstanding and entitled to vote. Thus 65,243,884 must be represented by votes at the special meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the special meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ended March 31, 2003.

PROPOSAL 1

AMENDMENTS TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our board of directors has unanimously approved proposed amendments to our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-for-two to one-for-six. The board has recommended that these proposed amendments be presented to our stockholders for approval. You are now being asked to vote upon these amendments to our certificate of incorporation to effect a reverse stock split whereby a number of outstanding shares of our common stock between and including two and six, such number consisting only of whole shares, will be combined into one share of our common stock. Upon receiving stockholder approval, the board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Vitria and our stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including two and six which will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The board believes that stockholder approval of these amendments granting the board this discretion, rather than approval of a specified exchange ratio, provides the board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Vitria and our stockholders.

The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock, and authorize the board to file only one such amendment, as determined by the board in the manner described herein, and to abandon each amendment not selected by the board. The board may also elect not to do any reverse split.

If approved by the stockholders, and following such approval, the board determines that effecting a reverse stock split is in the best interests of Vitria and our stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the board within the limits set forth in this proposal to be combined into one share of our common stock.

If the board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of common stock. Currently, the board does not have any plans with regard to the authorized but unissued shares of our common stock following the reverse split.

Reasons for the Reverse Stock Split

The board believes that a reverse stock split may be desirable for a number of reasons. First, the board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq National Market. Second, the board believes that a reverse stock split could improve the marketability and liquidity of our common stock.

Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by

Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If we are unable to meet the Nasdaq National Market requirements, at the discretion of Nasdaq our common stock may be transferred to the Nasdaq SmallCap Market. Transferring to the Nasdaq SmallCap Market would provide us with an additional grace period to satisfy the minimum bid price requirement; however, we would nevertheless be subject to certain adverse consequences described below. In addition, in such event we would still be required to satisfy various listing maintenance standards for our common stock to be quoted on the Nasdaq SmallCap Market, including the minimum bid price requirement after expiration of any grace periods. If we fail to meet such standards, our common stock would likely be delisted from the Nasdaq SmallCap Market and trade on the over-the-counter bulletin board, commonly referred to as the “pink sheets”. Such alternatives are generally considered as less efficient markets and would seriously impair the liquidity of our common stock and limit our potential to raise future capital through the sale of our common stock, which could materially harm our business.

On October 21, 2002, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending January 21, 2003, our common stock would be delisted at that time, however, such delisting would be stayed pending any appeal we make to the Nasdaq Stock Market, Inc. The board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement for the foreseeable future.

The board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The board of directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the board that a reverse stock split (with an exchange ratio determined by the board as described above) is in the best interests of Vitria and our stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the board fails to implement any of the reverse stock splits prior to the one year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in Vitria, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

The following table contains approximate information relating to our common stock under each of the proposed amendments based on share information as of December 31, 2002 (in thousands):

	Pre Reverse Split	1-for-2	1-for-3	1-for-4	1-for-5	1-for-6
Authorized	600,000	600,000	600,000	600,000	600,000	600,000
Outstanding	130,408	65,204	43,469	32,602	26,082	21,735
Stock held in treasury	496	248	165	124	99	83
Reserved for future issuance pursuant to outstanding stock options	20,101	10,050	6,700	5,025	4,020	3,350
Reserved for future issuance pursuant to employee benefit plans	48,921	24,460	16,307	12,230	9,784	8,153
Authorized and unreserved	400,074	500,037	533,358	550,019	560,015	566,679

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our 1998 Executive Incentive Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan in proportion to the exchange ratio selected by the board within the limits set forth in this proposal. We also have certain outstanding stock options to purchase shares of our common stock. Under the terms of the outstanding stock options, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of Vitria who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol “VITR” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effective Date

The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the board within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sales price of our common stock on the effective date as reported on the Nasdaq National Market by (b) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest. As of January 7, 2003, there were approximately 369 stockholders of record of our common stock. As a result of the reverse stock split, we estimate that cashing out fractional stockholders could reduce the number of stockholders of record to 363.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the proposed amendments to the certificate of incorporation to effect the reverse split and we will not independently provide our stockholders with any such right.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, or the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received.

Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by Vitria as a result of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the ownership of our common stock as of December 31, 2002 by:

•	each director;

•	our chief executive officer and four other most highly compensated executive officers whose salary and bonus for 2002 were in excess of $100,000;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of December 31, 2002. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 130,408,497 shares of our common stock outstanding as of December 31, 2002. Unless otherwise indicated, the address for each listed stockholder is c/o Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 days of December 31, 2002	Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)
		Number	Percent
Directors and Executive Officers
JoMei Chang, Ph.D.(1)	1,596,666	19,973,014	15.07%
M. Dale Skeen, Ph.D.(1)	1,391,665	24,128,005	18.24%
William H. Younger, Jr.(2)	105,083	1,255,510	*
John L. Walecka(3)	105,083	556,612	*
Robert M. Halperin	105,083	3,346,815	2.55%
Graham Smith	75,833	76,833	*
John Wheeler	137,037	137,037	*
Frank Yu	690,000	762,471	*
All directors and executive officers as a group (11 persons)(4)	4,206,450	48,569,621	35.95%
5% Stockholders
The Chang Family Trust, Michael W. Taylor, Trustee(5)	—	8,979,740	6.86%
FMR Corp.(6)	—	8,100,000	6.19%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes 1,666,676 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners.
(2)
Includes 291,561 shares held by Sutter Hill Ventures, a California Limited Partnership and 858,866 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger is a Managing Director of the General Partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures except to the extent of his proportionate partnership interest therein. Sutter Hill Ventures is located at 755 Page Mill Road, Suite A-200, Palo Alto, California 94304.

(3)
Includes 384,388 shares held by John L. Walecka, Trustee, The Walecka Family Trust and 67,141 shares held by Walecka Enterprises I, L.P. Walecka Capital, LLC is the general partner of Walecka Enterprises I, L.P and The Walecka Family Trust is the sole member of Walecka Capital, LLC. Mr. Walecka disclaims beneficial ownership of the shares held by Walecka Enterprises I, L.P. except to the extent of his proportionate interest therein.

(4)	Total number of shares includes 3,268,632 shares of common stock held by entities affiliated with directors and executive officers.
(5)
The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

(6)	FMR Corp. is located at 82 Devonshire Street, Boston, Massachusetts 02109.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Graham Smith
Senior Vice President, Chief Financial Officer and Secretary

January     , 2003

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more securityholders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are Vitria stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085, Attention: Director of Investor Relations.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

APPENDIX A

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF VITRIA TECHNOLOGY, INC.

JOMEI CHANG, PH.D. hereby certifies as follows:

ONE:    The original name of this corporation is Vitria Acquisition Corporation and the date of filing of the original Certificate of Incorporation with the Delaware Secretary of State is June 21, 1999.

TWO:    That she is the duly elected and acting Chief Executive Officer of Vitria Technology, Inc., a Delaware corporation.

THREE:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions amending the first paragraph of Article IV, Paragraph A of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“A.    This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is six hundred five million (605,000,000) shares. Six hundred million (600,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on The Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOUR:    This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Vitria Technology, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                     , 200  .

VITRIA TECHNOLOGY, INC.

JoMei Chang, Ph.D. Chief Executive Officer

*
The Board of Directors adopted a resolution approving five separate amendments to the Amended and Restated Certificate of Incorporation of Vitria Technology, Inc. These amendments approve the combination of any whole number of shares of Common Stock between and including two (2) and six (6) into one (1) share of Common Stock. By approving Proposal 1, you are approving each of the five amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other four proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all five proposed amendments will be abandoned. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

DETACH HERE

VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 21, 2003

PROXY

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held on February 21, 2003 and the Proxy Statement and hereby appoints JoMei Chang, Ph.D. and Graham V. Smith each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the “Company”) held of record by the undersigned on January 7, 2003 at the Special Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94085 on February 21, 2003 at 10:00 a.m. local time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 LISTED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Vitria Technology, Inc.

DETACH HERE

☒	Please mark votes as in this example.

1.
To approve amendments to our certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and six would be combined into one share of our common stock and to authorize our board of directors to select and file one such amendment.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date:

Signature:	Date:	Signature:	Date: